                 [LETTERHEAD OF NATIONAL PICTURE & FRAME CO.]



                                   CONTACTS:
                          M. Wesley Jordan, Jr., CFO
                         National Picture & Frame Co.
                             1500 Commerce Street
                           Greenwood, MS 38930-1910
                                 601/453-6686

                                  In Chicago:
                               Christine Harmon
                                 Gale Strenger
                                 847/564-5610



FOR IMMEDIATE RELEASE
- - ---------------------
April 26, 1996

  NATIONAL PICTURE ACQUIRES UNIVERSAL CORK; COMBINED COMPANIES OFFER ENHANCED PRODUCTS, INCREASED MARKET SHARE, STRENGTHENED DISTRIBUTION

  Greenwood, MS; April 26, 1996 - National Picture & Frame Co. (NNM: NPAF) announced today that it has acquired 100 percent of the stock of Universal Cork, Inc. According to National's management, the company paid $2.25 million for the Universal Cork business which generates about $5-6 million in annual revenues -- about 8-9 percent of National's estimated FY1996 revenues of $65-66 million. The acquisition will be financed through National's line of credit with NationsBank and promissory notes to the sellers. National is a leading manufacturer and designer of picture frames, framed mirrors and framed art. Universal Cork manufactures framed board products including bulletin boards, dry erase boards and blackboards as well as cork tiles, rolled cork and other cork products including cork stoppers.

  "This acquisition is part of our strategic plan to expand National's product lines and customer base," said Jesse C. Luxton, CEO and president. "Universal's framed board products fit well with our current line of picture frames, framed art and framed mirrors. Like National, Universal Cork is a profitable, high-quality/low-cost producer in its industry. We believe that we can bring to Universal's products the same fashion-oriented design expertise that has worked so well for us in products such as framed mirrors."

  ACQUISITION CAN EXTEND MARKETING/SALES POTENTIAL

  Luxton noted that sales and marketing efforts of both companies could benefit from the acquisition. "National's distribution is concentrated among mass merchandisers such as Wal-Mart, Costco, Family Dollar and other large retailers. Universal Cork has a well-established customer base that focuses on home improvement and hardware stores. Cross-selling products among these channels could enhance sales and profitability for both companies," he said.

                                    -more-

NPAF/Page 02

The market for framed board products currently is growing with double-digit-percentage increases annually, said Luxton. This category includes framed cork boards, blackboards and dry erase boards. The cork sheet product also shows strong potential growth, he said. These rolled cork sheets of varying thickness are used for a wide range of craft and household applications.

Universal Cork's sales network, consisting of 20 representatives, will be integrated with National's sales and marketing organization to strengthen distribution of both companies' product lines. "We see Universal's current business as primarily what we term "continuity" or day-in, day-out business. In contrast, National has almost a 50/50 division between continuity and "promotional" business, in which we introduce new products or offer special pricing to our customers so that they can build promotional events around our merchandise. As Universal and National join forces, we'll be looking for ways to build that type of promotional business for the cork products and board products as well.

"Overall distribution will be enhanced by the distinctive customer bases of the two companies. National will gain entry into Universal's customer base of hardware and home improvement stores while Universal will benefit through introduction of their products to large retailers and other key customers served by National," he said.

The business cycles of the two companies are highly complementary, with the strongest sales periods of each balancing the seasonally soft seasons of the other. "Universal's sales are strongest during the back-to-school season, for which products are shipped during May, June and July - traditionally soft sales months for National. This complementary seasonality will help smooth out our production utilization as well as increasing the consistency of revenues," said Luxton.

"Finally, Universal enjoys a strong reputation for customer service, responsiveness and flexibility in its industry. These same attributes have been developed extensively at National and account for much of our success. We're confident that the two companies' related product lines, complementary distribution channels and similar attitudes toward customer service, quality and low-cost production can work together toward even greater success."

Headquartered in Greenwood, MS, National Picture & Frame Co. is a leading manufacturer and marketer of picture frames, framed mirrors and framed art sold primarily through major mass-market retailers such as Wal-Mart, Price Costco, Family Dollar, Dollar General and Lowe's stores. In fiscal 1995, National Picture & Frame Co. generated $61 million in net sales. The company's common stock is traded on the Nasdaq National Market under the ticker symbol NPAF.

                                      ###